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Exhibit 28(b)					                                       			File No. 0-11053



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 11-K



(Mark One)



   (X)	ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES
      	EXCHANGE ACT OF 1934 (FEE REQUIRED)

              		For the fiscal year ended December 31, 1993

                                  OR

   ( )	TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE
      	SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)



     		For the transition period from       to

     		Commission file numbers 2-98306 and 33-13066



	A.	Full title of the plan:

                     THE COMMONWEALTH BUILDER

	B.	Name of issuer of the securities held pursuant to the plan
  		and the address of its principal executive office:

                        C-TEC CORPORATION
                        46 Public Square
                    Wilkes-Barre, Pennsylvania  18703


NOTE:  FINANCIAL STATEMENTS, SCHEDULES AND ACCOUNTANT'S REPORT
       ARE BEING FILED IN PAPER FORMAT UNDER COVER OF FORM SE.















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                               REQUIRED INFORMATION

	(a)	Table of Contents

   		Report of Independent Certified Public Accounts
     Statement of Net Assets Available for Benefits
   		Statement of Changes in Net Assets Available for Benefits Notes to Financial Statements
   		Schedules

	(b)	Exhibits

   		The exhibits listed in the Exhibit Index are filed as part of this Form 11-K Annual Report.

                                SIGNATURES

   		Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       							COMMONWEALTH BUILDER
                                       							EMPLOYEE SAVINGS PLAN





DATE:  June 29, 1994                     BY 	\s\ John J. Menapace
                                          							John J. Menapace
                                          							Plan Administrator



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                                  FORM 11-K


                                 EXHIBIT INDEX



EXHIBIT NO
DESCRIPTION


24(a)				Consent of Parente, Randolph, Orlando Carey & Associates